FREE WRITING PROSPECTUS, DATED OCTOBER 9, 2007
FILED PURSUANT TO RULE 433
(REGISTRATION STATEMENT NO. 333-123457)
FINAL SUMMARY OF TERMS
ING USA Global Funding Trusts
$750,000,000
Floating Rate Senior Notes Due 2009

Issuer:	ING USA Global Funding Trust 5

Anticipated Ratings:	Aa3 (Moody’s) / AA (S&P)

Securities:	Floating Rate Notes due 2009 (the “Notes”)

Principal Amount:	$750,000,000

Issue Price:	100% of principal amount

Underwriting Fees:	$675,000

Proceeds to Issuer:	$749,325,000

Type of Transaction	SEC Registered

Settlement Date:	October 11, 2007 (T+2)

Stated Maturity Date:	October 9, 2009

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Interest Rate:	Base Rate + Spread

Interest Payment Dates:	The 9th of each month, beginning November 9, 2007, subject to the modified following business day convention.

Base Rate:	USD 1-month LIBOR: Reuters Page LIBOR01

Spread:	0.36%

Interest Determination Date:	The second London Banking Day prior to the Interest Reset Date

Business Day Convention:	Modified Following

Interest Reset Period:	The first Interest Reset Period will be the period from and including the Issue Date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the Interest Reset Periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date

Interest Reset Dates:	The 9th of each month, subject to the modified following business day convention.

Day Count:	Actual/360

CUSIP:	44982XAD9

Underwriters:	Banc of America Securities LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated
***ING USA Annuity and Life Insurance Company (“ING USA”), as statutory issuer and depositor, has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents ING USA has filed with the SEC for more complete information about ING USA and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, ING USA or Morgan Stanley & Co. Incorporated will arrange to send you the prospectus and prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.